    As filed with the Securities and Exchange Commission on October 31, 2001


                                                     Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             Registration Statement
                                      under
                           THE SECURITIES ACT OF 1933
                                TECO ENERGY, INC.
             (Exact name of registrant as specified in its charter)

           FLORIDA                                        59-2052286
        (State or other                                 (I.R.S. Employer
        jurisdiction of                                  Identification
        incorporation or                                      No.)
         organization)
                            702 North Franklin Street
                              Tampa, Florida 33602
                                 (813) 228-4111

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                  TECO Energy Group Deferred Compensation Plan
                            (Full title of the plan)
                             David E. Schwartz, Esq.
                                    Secretary
                                TECO Energy, Inc.
                            702 North Franklin Street
                              Tampa, Florida 33602
                                 (813) 228-4111
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                           Proposed maximum   Proposed maximum   Amount of
Title of securities      Amount to         offering price     aggregate          registration
to be registered         be registered     per obligation     offering price     fee

Deferred Compensation    $30,000,000       100%               $30,000,000         $7,500
Obligations(1)


(1) The Deferred Compensation Obligations are unsecured obligations of TECO Energy, Inc. to pay deferred compensation in the future in accordance with the terms of the TECO Energy Group Deferred Compensation Plan

                                     PART I

                   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Annual Report of TECO Energy, Inc. (the "Company") on Form 10-K for the fiscal year ended December 31, 2000, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, Current Reports on Form 8-K dated February 8, 2001, February 20, 2001, March 7, 2001, April 11, 2001, April 20, 2001, April 27, 2001, May 2, 2001, May 15, 2001, September 25, 2001,
September 27, 2001 and October 11, 2001, and an Amended Current Report on Form 8-K/A dated February 20, 2001 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated by reference herein. Information furnished under Item 9 of Form 8-K is not incorporated by reference herein.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the securities registered pursuant to this Registration Statement shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Under the TECO Energy Group Deferred Compensation Plan (the "Plan"), the Company will provide eligible employees the opportunity (a) to receive deferred compensation to make up for benefits lost under the TECO Energy Group Retirement Savings Plan (the "Savings Plan") due to limitations of the Internal Revenue Code and (b) to defer specified portions of their base salary and annual incentive compensation and income that would have resulted from the vesting of certain long-term incentive awards. The obligations of the Company to pay this deferred compensation (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The amount of compensation to be deferred by each participating employee (each a "Member") will be determined in accordance with the Plan based on the amount of contributions that could not be made to the Savings Plan due to limitations of the Internal Revenue Code and based on elections by each Member. Obligations will be payable either at the same time and in the same form as the Member chooses for payment of benefits from the Savings Plan or on the date and in the form (lump sum or up to five annual installments) selected by the Member in accordance with the Plan, depending on the nature of the compensation deferred, the year to which it relates, and the choices made by the Member. If the amount owed to a Member is $25,000 or less when the Member terminates employment, the deferred compensation will be paid shortly after termination of employment. Each Member's Obligation will be adjusted to reflect the investment experience, whether positive or negative, of one or more investments chosen by the Member from investments (that may include investments based on common stock of the Company) designated by the Compensation Committee of the Board of Directors of the Company in accordance with the Plan. The Obligations will be denominated and payable in United States dollars.

A Member's right or the right of any other person to the Obligations cannot be assigned, alienated, transferred, or made subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution or levy, except in accordance with transfers at death, including to a designated beneficiary, in accordance with the Plan.

The Obligations are not subject to redemption, in whole or in part, before the individual payment dates chosen by each Member, except in the cases of payment on death, payment of amounts of $25,000 or less on termination of employment, withdrawal due to a financial hardship in the discretion of the Compensation Committee of the Board of Directors of the Company, and termination of the Plan. The Company reserves the right to amend or terminate the Plan at any time, except that no amendment may reduce the amount that would be payable to each Member if payments were made on the date of the amendment. If the Company terminates the Plan, it may in its discretion pay all amounts deferred under the Plan in a lump sum as soon as practicable after Plan termination.

The Obligations are not convertible into any other security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. Other than any trustee under a grantor trust established by the Company, no trustee has been appointed having the authority to take action with respect to the Obligations; and each Member will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

Item 5. Interests of Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Our bylaws provide that we will indemnify to the full extent permitted by the law any person who is or was a party to any threatened, pending or completed proceeding, because such person is or was a director or officer for us or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in our bylaws is expressly not exclusive of all other rights to which the person may be entitled as a matter of law. Section 607.0850 of the Florida Business Corporation Act provides that a corporation may indemnify each person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the registrant where the person involved is adjudged to be liable to the corporation, except to the extent approved by a court. We maintain an insurance policy on behalf of our directors and officers, covering certain liabilities that may be incurred by the directors and officers when acting in their capacities as such.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

5 Opinion of Palmer & Dodge LLP.

23(a) Consent of Palmer & Dodge LLP (included as part of Exhibit 5 hereto).

23(b) Consent of PricewaterhouseCoopers LLP.

24 Power of Attorney (included on signature page to this registration statement).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tampa and state of Florida as of October 31, 2001.

                                TECO ENERGY, INC.

                           By: /s/ Gordon L. Gillette
                               --------------------------
                                   Gordon L. Gillette

                              Principal Financial Officer

      We, the undersigned officers and directors of TECO Energy, Inc., hereby severally constitute and appoint Gordon L. Gillette and David E. Schwartz our true and lawful attorneys, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including pre- and post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated as of October 31, 2001.

Signature                                      Title
---------                                      -----
/s/ R.D. Fagan                                 Chairman of the Board, President and Chief Executive Officer
-------------------------------                (Principal Executive Officer)
(R.D. Fagan)

/s/ G.L. Gillette                              Senior Vice President-Finance and Chief Financial Officer
-------------------------------                (Principal Financial Officer)
(G.L. Gillette)


/s/ S.A. Myers                                 Vice President-Corporate Accounting and Tax
--------------------------------               (Principal Accounting Officer)
(S.A. Myers)

/s/ C.D. Ausley                                Director
--------------------------------
(C.D. Ausley)

/s/ S.L. Baldwin                               Director
--------------------------------
(S.L. Baldwin)

/s/ J.L. Ferman, Jr.                           Director
--------------------------------
(J.L. Ferman, Jr.)

/s/ L. Guinot, Jr.                             Director
--------------------------------
(L. Guinot, Jr.)

/s/ I.D. Hall                                  Director
--------------------------------
(I.D. Hall)

/s/ T.L. Rankin                                Director
--------------------------------
(T.L. Rankin)

/s/ W.D. Rockford                              Director
--------------------------------
(W.D. Rockford)

/s/ W.P. Sovey                                 Director
--------------------------------
(W.P. Sovey)

/s/ T.J. Touchton                              Director
--------------------------------
(T.J. Touchton)

/s/ J.A. Urquhart                              Director
--------------------------------
(J.A. Urquhart)

--------------------------------               Director
(J.O. Welch, Jr.)



                                  Exhibit Index

Exhibit No.       Description

* 5               Opinion of Palmer & Dodge LLP.

* 23(a)           Consent of Palmer & Dodge LLP (included in Exhibit 5 hereto).

* 23(b)           Consent of PricewaterhouseCoopers LLP.

* 24              Power of Attorney (included on signature page to this registration statement).

* Filed herewith.